EXHIBIT 99.1




FOR IMMEDIATE RELEASE
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FIRST CHESAPEAKE FINANCIAL CORPORATION'S BOARD APPROVES A TEN FOR ONE REVERSE
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STOCK SPLIT AND ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK
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Boca Raton, FL - September 2, 2003 - First Chesapeake Financial Corporation (OTC
BB: FCFK) announced today that its Board of Directors has approved a ten
(10)-for -one(1) reverse stock split of its common stock. First Chesapeake believes the reverse split will attract investors because it is expected to increase the price per share of the Boca Raton, Florida-based Company's common stock. After the reverse stock split the percentage of outstanding shares each stockholder owns will remain unchanged.

First Chesapeake's Board of Directors also approved increasing the number of authorized shares of its common stock to 100 million shares.

Both the reverse stock split and the increase in authorized shares of common stock will require approval of First Chesapeake's common stockholders. First Chesapeake will call a special meeting of the stockholders to obtain such approvals as soon as it receives approval from the Securities and Exchange Commission of its Form 14-C to be distributed to all stockholders in connection with the special meeting.

"The Company's share structure needed to be revised in order to make it more attractive to investors, target acquisitions and to stimulate the price of the Company's stock" stated Tony Sharma, Chief Executive Officer. "We were anxious to complete this phase of the Company's plan prior to implementing its broader business strategy", he added.

More detailed information regarding the election of the new officers can be obtained by reviewing the Current Report on Form 8-K that will be filed by First Chesapeake with the Securities and Exchange Commission, available at www.sec.gov.

First Chesapeake is a provider of financial services in the mortgage banking industry and is engaged in retail and wholesale mortgage banking business.

This release contains forward-looking information including statements regarding the Company's business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company's products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through June 30, 2003.

For more information contact Utpal Dutta at (561) 989-2742.